SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant                      [X]
Filed by a Party other than the Registrant   [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                                ATS MEDICAL, INC.
                (Name of Registrant as Specified in its Charter)

                 _______________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)    Title of each class of securities to which transaction applies:

      __________________________________________________________________________

      2)    Aggregate number of securities to which transaction applies:

      __________________________________________________________________________

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      __________________________________________________________________________

      4)    Proposed maximum aggregate value of transaction:

      __________________________________________________________________________

      5)    Total fee paid:

      __________________________________________________________________________

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously Paid: ____________________________________________

      2)    Form, Schedule or Registration Statement No.: ______________________

      3)    Filing Party: ______________________________________________________

      4)    Date Filed: ________________________________________________________

[LOGO]                           ATS MEDICAL, INC.


Dear Fellow Shareholder:

            You are cordially invited to attend the 1999 Annual Meeting of Shareholders of ATS Medical, Inc. (the "Company"), which will be held at the Minneapolis Club, 729 Second Avenue South, Minneapolis, Minnesota (on the corner of 8th Street and Second Avenue in downtown Minneapolis) beginning at 3:30 p.m. on Thursday, May 6, 1999.

            This booklet contains your official notice of the 1999 Annual Meeting and a Proxy Statement that includes information about the matters to be acted upon at the meeting. Officers and directors of the Company will be on hand to review the Company's operations and to answer questions and discuss matters that may properly arise.

            I sincerely hope that you will be able to attend our Annual Meeting. However, whether or not you plan to attend, please complete and return the enclosed proxy in the accompanying envelope. If you attend the meeting, you may, if you wish, withdraw any proxy previously given and vote your shares in person.


                                              Sincerely,

                                              /s/  Manuel A. Villafana
                                              Manuel A. Villafana
                                              Chairman of the Board of Directors
                                              and Chief Executive Officer



                             1999 ANNUAL MEETING OF
                                  SHAREHOLDERS

                  NOTICE OF 1999 ANNUAL MEETING OF SHAREHOLDERS


            The 1999 Annual Meeting of Shareholders of ATS Medical, Inc. (the "Company") will be held on Thursday, May 6, 1999 at 3:30 p.m. at the Minneapolis Club, 729 Second Avenue South, Minneapolis, Minnesota 55402, for the following purposes:

            1. To elect five members to the Board of Directors to hold office for the ensuing year and until their successors are elected and qualified;

            2. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 1999; and

            3. To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

            Only holders of record of the common stock of the Company at the close of business on March 19, 1999 will be entitled to receive notice of and to vote at the meeting.

            Whether or not you plan to attend the meeting in person, you are requested to complete and return the enclosed proxy in the accompanying envelope. If you later decide to revoke your proxy, you may do so at any time before it is exercised.

                                             By Order of the Board of Directors,

                                             /s/  Russell W. Felkey
                                             Russell W. Felkey
                                             Secretary



March 30, 1999

                                ATS MEDICAL, INC.
                                 PROXY STATEMENT


            This proxy statement is furnished in connection with the solicitation of the enclosed proxy by the Board of Directors of ATS Medical, Inc. (the "Company") for use at the 1999 Annual Meeting of Shareholders to be held on Thursday, May 6, 1999 at 3:30 p.m. at the Minneapolis Club, 729 Second Avenue South, Minneapolis, Minnesota 55402, and at any adjournments thereof. Shareholders who sign and return a proxy may revoke it at any time before it is voted by giving written notice to the Secretary of the Company. This proxy statement and the enclosed proxy card are being mailed to shareholders commencing on or about March 30, 1999.

            Proxies that are completed, signed and returned to the Company prior to the Annual Meeting will be voted as specified. If no direction is given, the proxy will be voted for the election of the nominees for director named in this proxy statement and for the management proposals discussed herein and in accordance with the judgment of the persons named in the proxy as to any other matters that properly come before the meeting. If a shareholder abstains from voting as to any matter (or indicates a "withhold vote for" as to directors), then the shares held by such shareholder shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. If a broker returns a "non-vote" proxy, indicating a lack of authority to vote on such matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum but shall not be deemed to be represented at the Annual Meeting for purposes of calculating the vote with respect to such matters.


PROPOSAL 1 - ELECTION OF DIRECTORS

            Five directors have been nominated for election to the Company's Board of Directors at the 1999 Annual Meeting of Shareholders to hold office for a term of one year and until their successors are duly elected and qualified (except in the case of earlier death, resignation or removal). The accompanying proxy is intended to be voted for the election of nominees for director named below, unless authority to vote for one or more nominees is withheld as specified on the proxy card. The affirmative vote of a majority of the shares of common stock of the Company (the "Common Stock") represented at the Annual Meeting is required for the election of each director, and cumulative voting is not permitted. In the event that any nominee becomes unable or unwilling to serve as a director for any reason, the persons named in the enclosed proxy will vote for a substitute nominee in accordance with their best judgment. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as a director if elected.

            Each nominee has furnished to the Company the following information with respect to his principal occupations or employment during the last five years, his directorships of other companies subject to the reporting requirements of the Securities Exchange Act of 1934 or the Investment Company Act of 1940 and his direct and indirect beneficial ownership of shares of the Company's Common Stock as of February 1, 1999. Except as otherwise noted below, each nominee possesses sole voting and investment power with respect to any shares of Common Stock owned by him, and all shares of Common Stock owned by him represent less than 1% of the shares outstanding.

            MANUEL A. VILLAFANA, 58, is a founder of the Company and has served as Chief Executive Officer, Chairman of the Board and a Director since the Company's inception in 1987. From 1983 to 1987, Mr. Villafana served as Chairman of GV Medical, Inc., a company co-founded by Mr. Villafana to develop, manufacture and market the LASTAC System, a laser transluminal angioplasty catheter system. From 1976 to 1982, Mr. Villafana served as President and Chairman of St. Jude Medical, Inc., a company founded by Mr. Villafana to develop, manufacture and market a pyrolytic carbon bileaflet mechanical heart valve. From 1972 to 1976, he served as President and Chairman of Cardiac Pacemakers, Inc., a company founded by Mr. Villafana to develop, manufacture and market a new generation of lithium powered pacemakers. Mr. Villafana beneficially owns 764,746 shares of Common Stock (4.3% of the outstanding), including 92,000 shares issuable upon exercise of currently exercisable options.

            RICHARD W. KRAMP, 53, has served as President, Chief Operating Officer and a Director of the Company since joining the Company in 1988. Prior to joining the Company, Mr. Kramp was Vice President of Sales and Marketing for St. Jude Medical, Inc., where he served in a variety of sales and marketing capacities from 1978 to 1988. From 1972 to 1976, Mr. Kramp was the Senior Design Engineer and then Supervisor of Electrical Design for Cardiac Pacemakers, Inc., where he designed the first lithium powered demand pacemaker for which he received a U.S. patent. Mr. Kramp beneficially owns 511,365 shares of Common Stock (3.5% of the outstanding), including 19,854 shares issuable upon exercise of currently exercisable options. Mr. Kramp is also a Director of MedAmicus, Inc., a company engaged in the design, development, manufacture and marketing of medical products for the gynecology, urology and cardiology markets.

            DAVID L. BOEHNEN, 52, is Executive Vice President of SUPERVALU INC. ("SUPERVALU"), a food distribution company and food retailer. Mr. Boehnen served as Senior Vice President, Law and External Relations of SUPERVALU from April 1991 to June 1997.

Mr. Boehnen was elected as a Director of the Company in November of 1997. Mr. Boehnen beneficially owns 10,500 shares of Common Stock, including 7,500 shares issuable upon exercise of currently exercisable options.

            CHARLES F. CUDDIHY, JR., 72, was Executive Vice President-Corporate Marketing of Medtronic, Inc., a medical products company, where he was employed from 1967 through 1984. Mr. Cuddihy served as Managing Director of Trident Medical International, an international trading company, from May 1991 to April 1992. From January 1989 to October 1990, Mr. Cuddihy was President and Chief Executive Officer of Cherne Medical, Inc., a cardiovascular products company. Mr. Cuddihy has served as a Director of the Company since 1991. Mr. Cuddihy beneficially owns 47,000 shares of Common Stock, including 45,000 shares issuable upon exercise of currently exercisable options.

            A. JAY GRAF, 51, is a Vice President of Guidant Corporation, a medical products company, and President of its Cardiac Rhythm Management group, which includes business activities of Cardiac Pacemakers ("CPI") and Heart Rhythm Technologies. Since 1992, Mr. Graf has served as President of CPI. Prior thereto, he served as CPI's Executive Vice President and Chief Operating Officer. Mr. Graf was elected to the Board of Directors during 1995. Mr. Graf beneficially owns 12,500 shares of Common Stock, all of which are issuable upon exercisable options.


COMMITTEES OF THE BOARD OF DIRECTORS AND ATTENDANCE

            The Company has an Audit Committee whose functions are to review and monitor accounting policies and control procedures of the Company, including recommending the engagement of independent auditors and reviewing the scope of the audit. The Audit Committee, on which Messrs. Cuddihy and Graf serve, held one meeting during 1998. The Company also has a Compensation Committee which reviews and establishes compensation levels for each of the Company's officers, as well as jointly administers the Company's stock plans with the Board of Directors. The Compensation Committee, on which Messrs. Cuddihy and Graf serve, held two formal meetings during 1998 and, in addition, adopted one written action. The Company does not have a standing nominating committee. The Board of Directors held five meetings during 1998. Each Director attended at least 75% of the meetings of the Board and all meetings of each committee of which he was a member.


COMPENSATION OF DIRECTORS

            The Directors of the Company do not receive any cash compensation for their services on the Board of Directors. Upon their initial election to the Board of Directors, each outside

Director receives an option to purchase 5,000 shares of Common Stock at the fair market value on the date of election under the 1987 Stock Option and Stock Award Plan (the "Plan"). Upon each reelection, each outside Director receives an option to purchase 2,500 shares of Common Stock at the fair market value on the date of reelection under the Plan.


EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

            The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the other executive officers of the Company whose salary and bonus earned in 1998 exceeded $100,000:

                                                                           Long-Term
        Name and                          Annual      Compensation     Compensation Shares      All Other
   Principal Position         Year        Salary          Bonus       Underlying Options(1)  Compensation(2)
   ------------------         ----       -------         ------              ------               -----
Manuel A. Villafana           1998      $231,441       $ 76,607                   0            $      0
Chief Executive Officer       1997       216,300         64,890              15,000                   0
                              1996       216,300         21,630              30,000                   0

Richard W. Kramp              1998       189,262         58,861                   0               2,500
Chief Oper. Officer           1997       180,250         54,075              15,000               2,375
                              1996       180,250         18,205              27,500               2,375

Russell W. Felkey             1998       168,000         53,928                   0               2,500
Exec. Vice President          1997       160,000         38,000              15,000               2,375
                              1996       153,383         15,072              30,000               2,375

John H. Jungbauer             1998       129,938         40,411                   0               2,500
Chief Financial Officer       1997       123,750         30,938              65,000               2,375
                              1996       115,532         11,250              30,000               2,375

Frank R. Santiago             1998       126,280         41,730              20,000               1,793
V.P., Sales and Marketing     1997             0              0                   0                   0
                              1996             0              0                   0                   0

---------------
(1) All stock options were granted with an exercise price per share at least equal to the fair market value of the Common Stock on the date of grant.

(2) Consists of matching contributions to the ATS Medical 401(k) Plan, which is generally available to all employees.

                            COMPENSATION AGREEMENTS

            Mr. Villafana continues to serve as Chairman and Chief Executive Officer of the Company on a full-time basis through December 31, 2000, pursuant to an agreement dated January 26, 1995 and extended in March 1998. Under the agreement, Mr. Villafana may engage in outside consulting activities, provided he continues to devote substantially his full-time efforts to the Company. Mr. Villafana's compensation under the agreement is determined by the Compensation Committee. Mr. Villafana also is eligible to receive bonuses as and when determined by the Compensation Committee. Mr. Villafana has agreed not to compete with the Company during the term of the agreement and for a period of two years following his termination of services to the Company. In exchange, the Company has agreed to continue Mr. Villafana's monthly compensation during the period of non-competition restriction.


                     STOCK OPTION GRANTS IN LAST FISCAL YEAR

            The following table summarizes option grants made by the Company to each of its executive officers in 1998.

                                                                              Potential Realizable Value
                  Number of     Percentage of                                 At Assumed Annual Rates of
                 Securities     Total Options                                  Stock Price Appreciation
                 Underlying       Granted to     Exercise or                      for Option Term (2)
                   Options       Employees in    Base Price     Expiration    --------------------------
Name             Granted (1)        1998           ($/Sh)          Date         5% ($)         10% ($)
----             -----------    -------------    -----------    ----------    --------------------------
Mr. Villafana           0             0%             --             --             --             --

Mr. Kramp               0             0%             --             --             --             --

Mr. Felkey              0             0%             --             --             --             --

Mr. Jungbauer           0             0%             --             --             --             --

Mr. Santiago       20,000            80%           $5.875        8/11/08        $73,900        $187,264


---------------
(1) All the options vest in annual cumulative 25% installments beginning one year from the date of grant.

(2) These amounts represent certain assumed annual rates of appreciation only. Potential realizable value is calculated assuming 5% and 10% appreciation in the price of the Common Stock from the date of grant. ACTUAL GAINS, IF ANY, ON STOCK OPTION EXERCISES ARE DEPENDENT ON THE FUTURE PERFORMANCE OF THE COMMON STOCK, AND OVERALL STOCK MARKET CONDITIONS. THE AMOUNTS REFLECTED IN THIS TABLE MAY NOT NECESSARILY BE ACHIEVED.

                   STOCK OPTION EXERCISES IN LAST FISCAL YEAR

            The following table summarizes stock options exercised during 1998 by the Chief Executive Officer and the other executive officers named in the Summary Compensation Table, and the estimated values of the options held by such persons at December 31, 1998.

                                                 Number of Shares              Value of Unexercised
                                              Underlying Unexercised           In-The-Money Options
                   Shares                     Options at End of 1998            at End of 1998 (1)
                  Acquired      Value       ---------------------------    ---------------------------
Name            on Exercise    Realized     Exercisable   Unexercisable    Exercisable   Unexercisable
----            -----------   ----------    -----------   -------------    -----------   -------------
Mr. Villafana            0    $        0       88,250         26,250         $241,828       $21,797
Mr. Kramp          336,444     2,051,773       16,729         25,000            9,366        21,797
Mr. Felkey               0             0      121,750         26,250          499,266        21,797
Mr. Jungbauer            0             0       94,250         63,750          219,891        21,797
Mr. Santiago             0             0        6,875         40,625            9,570        51,211


---------------
(1) Value represents the difference between the last sale price of the Common Stock on December 31, 1998, and the exercise price of the options.


                          CHANGE IN CONTROL AGREEMENTS

            The Company has entered into agreements with its officers providing for the payment of certain benefits to the officers if their employment terminates following a "change in control" of the Company. The Agreements provide for benefits if an officer's employment is terminated within 24 months following a change in control unless such termination was by the Company for cause, by the officer other than for "good reason," or because of the officer's death. "Good reason" is defined as the termination of employment as a result of either a diminishment in the officer's responsibilities, a reduction in salary or benefits, a relocation of the Company's office of more than 35 miles or any reason during the sixth month following a change in control. A "change in control" is generally defined as an acquisition of more than 20% of the outstanding Common Stock by any person or group, the merger or sale of the Company or the replacement of a majority of the Company's Board of Directors with directors not recommended by the existing Board of Directors. The Agreements provide for lump sum payments following termination in amounts equal to three times the sum of the officer's base salary and any annual target bonus potential, as limited by Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). If there had been a change in control of the Company as of the end of 1998 and the employment of the five executive officers named in the Summary Compensation Table had been immediately terminated, then Messrs. Villafana, Kramp, Felkey, Jungbauer and Santiago would have been entitled to receive, pursuant to the terms of the Agreements, lump sum payments upon termination of $673,714, $581,855, $499,366, $379,194 and $396,000,
respectively.

                      REPORT OF THE COMPENSATION COMMITTEE
                        CONCERNING EXECUTIVE COMPENSATION

OVERVIEW

            The Compensation Committee is responsible for setting the compensation and benefits of the Company's executive officers, including the Chief Executive Officer, on behalf of the Board of Directors and the shareholders. The Compensation Committee also oversees the operation of the ATS Medical, Inc. 1987 Stock Option and Stock Award Plan (the "Stock Option Plan") and the 1998 Employee Stock Purchase Plan (the "Purchase Plan").

            The Compensation Committee is composed entirely of outside directors of the Company. During 1998, the Board elected Messrs. Cuddihy and Graf to serve on the Compensation Committee. Mr. Cuddihy is Chairman of the Committee.

            The basic objective of the Compensation Committee is to establish a compensation package which is appropriate for each officer's scale of responsibility and performance, commensurate with the marketplace compensation for executives of companies of similar size as the Company, and to attract, motivate and retain executives of the necessary caliber. The Committee intends to achieve these objectives by giving executives the opportunity for equity ownership in the Company through stock options and by awarding bonuses tied to individual and Company performance as significant elements of the executive compensation package.

COMPENSATION CRITERIA

            In determining each executive compensation package, the Compensation Committee reviews the compensation of each executive and the individual achievements and performance of each such executive during the year. Beginning in 1997, the Committee also began to use more objective criteria, such as salary survey data of companies of similar size and technology as the Company, in determining executive salaries. The financial performance and accomplishments of the Company during the year are also factors in the Committee's determination of executive compensation. In line with the Compensation Committee's goal of tying compensation with performance, executives' salaries are generally increased only to keep up with estimated cost-of-living expenses, while bonuses vary substantially from year to year and have depended upon the performance of the Company and the individual executive. The Committee generally makes a determination as to salaries for the current calendar and reviews bonuses to be awarded for the prior year at the end of the calendar year or at the beginning of the following year.

            In 1998, the Compensation Committee decided to formalize and increase the performance-based component of the Company's bonus program to the Company's executive employees by implementing the Management Incentive Compensation Plan (the "MICP"). In particular, bonuses to be granted to executive employees pursuant to the MICP were tied to a grid representing year-over-year increases in sales and operating income. The Compensation Committee and each executive officer also develop annual individual objectives which would allow for an additional 1% of salary bonus for each objective completed, for up to a total of 5% salary bonus.

            In addition, the Compensation Committee, in consultation with the Chief Executive Officer, generally grants stock options to its executive officers on an annual basis to maintain and increase the executives' incentive to continue their long-term employment with the Company. The Compensation Committee may also approve special grants to certain executives to reward their individual performance. The overall compensation package may also be varied if the Committee feels that it is necessary to maintain the Company's executive compensation in line with companies similar in size and technology to the Company.

EXECUTIVE COMPENSATION PACKAGE

            The primary components of the executive compensation package are salary, bonuses and stock option grants. The Company also currently maintains a variety of employee benefits in which its executive officers may participate, including health benefits, automobile and car phone allowances, disability insurance, matching contributions to the Company's 401(k) program and discounting the purchase of a certain number of shares of the Company's Common Stock pursuant to the Stock Purchase Plan.

            The Compensation Committee took the following actions with respect to executive compensation for 1998:

            o At a meeting held January 26, 1998, as part of its effort to formalize and increase the performance-based component of executive compensation, the Compensation Committee implemented the Company's MICP.

            o Each executive officer earned a bonus of 28.3% of 1998 salary plus from 3 to 5% of 1998 salary bonus for completion of individual objectives. When considering granting these bonuses, the Committee looked primarily at the Company's revenue and operating income increase in 1998 over 1997.

            o In June of 1998, Mr. Santiago was named Vice President of Sales and Marketing of the Company. Mr. Santiago was granted an option to acquire 20,000 shares of the

                  Company's common stock in recognition of his new responsibilities and in an attempt to align his interests with the interests of the shareholders by tying a substantial portion of his future compensation to the Company's stock performance. The stock option vests incrementally over four years, which also provides an incentive for continued employment with the Company.

            In 1999, the Committee intends to continue to place an emphasis on objective factors and performance in determining executive compensation, including maintaining the compensation of the Company's officers at industry levels, as reflected in surveys of compensation practices in corporations of comparable size and technology. In addition, the Committee intends to use growth in the Company's gross revenue and operating income during 1999 as the primary criteria for determining the size of bonuses to be paid to executive officers for 1999. Finally, although the Committee did not grant any stock options to the Company's executive officers in 1998 (other than to Mr. Santiago), the Committee will use stock options as part of executive compensation in 1999 to provide additional performance incentives.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

            During 1998, the Compensation Committee reviewed the Company's and Mr. Villafana's performance in order to establish Mr. Villafana's compensation. Mr. Villafana received a salary increase in 1998 over 1997 of 7% and a salary increase in 1999 over 1998 of 5%. In addition, Mr. Villafana received a bonus consisting of 33.1% of his 1998 annual salary. The Committee's performance review of Mr. Villafana addressed major areas of accomplishment for the Company.

SECTION 162(m) OF THE INTERNAL REVENUE CODE

            Section 162(m) of the Code generally limits the corporate deduction for compensation paid to executive officers to $1.0 million, unless the compensation qualifies as a "performance-based compensation" under the Code. Compensation resulting from stock options granted under the Stock Option Plan will not be counted toward the $1.0 million of deductible compensation under
Section 162(m). The Committee does not believe that the annual compensation for
Section 162(m) purposes of any of the Company's executive officers will exceed $1.0 million in fiscal 1999.


                                              Charles F. Cuddihy, Jr.
                                              A. Jay Graf

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

            Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and all persons who beneficially own more than 10% of the outstanding shares of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of such Common Stock. Directors, executive officers and 10% or more beneficial owners are also required to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such forms furnished to the Company, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and 10% shareholders were complied with, except that the statement of initial beneficial ownership on Form 3 was not filed on a timely basis after Mr. Santiago became an executive officer of the Company in June 1998, and Mr. Santiago also did not file a Form 4 on a timely basis to report his purchase of 1,000 shares of Common Stock in August 1998. These transactions were reported on Form 3 and Form 5 respectively, filed in February 1999.

COMPARATIVE STOCK PERFORMANCE GROWTH

            The graph below compares the cumulative total shareholder return on the Common Stock since December 31, 1993 with the cumulative return of the Standard & Poor's 500 Stock Index and the Value Line Medical Suppliers Index over the same period (assuming the investment of $100 in each vehicle on December 31, 1993 and reinvestment of all dividends).


[PLOT POINT GRAPH]



Name                                1993        1994        1995        1996        1997        1998
-----------------------------------------------------------------------------------------------------
ATS MED INC                        100.00       73.33      164.44      137.78       92.23      124.44
Standard & Poors 500               100.00      101.60      139.71      172.18      229.65      294.87
NASDAQ Medical Dev/Ins/Sup         100.00      106.36      161.41      151.19      173.21      195.82
Medical Suppliers                  100.00      124.34      192.92      242.57      358.47      506.85


            Starting in 1999, the Company began to compare the performance of its common stock with the Nasdaq Medical Index (the "Nasdaq Index") instead of the Medical Suppliers Index which it has used in the past. The Company decided to change indexes because it believes that the Nasdaq Index tracks the performance of companies which are more similar to the Company in size and products offered than the companies tracked by the Medical Supplies Index.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

            The following table sets forth security ownership information pertaining to persons known by the Company to beneficially own more than 5% of the Company's Common Stock, the executive officers named in the Summary Compensation Table and all directors and executive officers of the Company as a group as of February 1, 1999.

                                           Common Stock Beneficially Owned
                                    --------------------------------------------
Beneficial Owner                    Number of Shares  Percent of Outstanding (2)
----------------                    ----------------  --------------------------

Awad Asset Management, Inc. (2)          2,071,992              11.6%
250 Park Avenue, 2nd Floor
New York, NY 10177

ITOCHU Corporation (3)                   1,568,940               8.8%
5-1, Kita-Aoyama 2-Chome
Minato, Tokyo 107-77, Japan

Manuel A. Villafana (4)                    764,746               4.3%
Richard W. Kramp (4)                       511,365               2.9%
Russell W. Felkey (4)                      125,728               *

John H. Jungbauer (4)                      114,729               *

Frank R. Santiago (4)                        7,875               *

All directors and executive officers     1,598,443               8.7%
as group (eight persons) (4)

---------------
*     Less than 1%

(1) The ownership percentage for each person or entity is calculated based on the number of shares outstanding as of February 1, 1999.

(2) The number of shares owned is based on a Schedule 13G filed by Awad Asset Management, Inc. ("Awad") on February 12, 1999. The Schedule 13G indicates that Awad has sole voting power and direct ownership of 2,071,992 shares. Awad filed the Schedule 13G as an investment advisor registered under
      Section 203 of the Investment Advisors Act of 1940.

(3) The number of shares owned is based on an amended Schedule 13D filed by ITOCHU Corporation ("ITOCHU") on November 28, 1997. The Schedule 13D indicates that ITOCHU has sole voting and investment power over 784,470 shares and shared voting and investment power over another 784,470 shares. ITOCHU owns the latter group of shares indirectly through its wholly owned subsidiary Century Medical, Inc.

(4) Includes the following shares that may be acquired within 60 days through the exercise of stock options: Mr. Villafana, 92,000; Mr. Kramp, 19,854; Mr. Felkey, 125,500; Mr. Jungbauer, 110,500; Mr. Santiago, 6,875; and all executive officers and directors as a group, 419,729.

PROPOSAL 2 -
RATIFICATION OF APPOINTMENT OF AUDITORS

            The Board of Directors, based upon the recommendation of its Audit Committee, has appointed Ernst & Young LLP as independent auditors to examine the financial statements of the Company for the current fiscal year ending December 31, 1999 and to perform other appropriate accounting services. Ernst & Young LLP has served as independent auditors of the Company since its inception and has no relationship with the Company other than that arising from their employment as independent auditors. Representatives of Ernst & Young LLP will be present at the 1999 Annual Meeting of Shareholders, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS. The affirmative vote of a majority of the outstanding shares of the Company's Common Stock entitled to vote and present in person or by proxy at the Annual Meeting will be required to ratify the appointment. Proxies will be voted in favor of the ratification of the appointment unless otherwise specified.


SHARES OUTSTANDING AND VOTING RIGHTS

            On March 19, 1999, the Company had outstanding 17,838,679 shares of Common Stock. Each holder of record of Common Stock as of the close of business on March 19, 1999 will be entitled to one vote on all matters being presented at the meeting for each share of Common Stock held on such date.


PROPOSALS FOR THE 2000 ANNUAL MEETING

            Any proposal by a shareholder to be presented at the 2000 Annual Meeting of Shareholders must be received at the Company's principal executive officers, 3905 Annapolis Lane, Suite 105, Minneapolis, Minnesota 55447,
Attention: Corporate Secretary, no later than November 27, 1999. In addition, the form of Proxy issued with this Proxy Statement will confer discretionary authority to vote for or against any proposal made by a shareholder at the 1999 Annual Meeting of Shareholders and which is not included in this Proxy Statement. However, under the rules of the Securities and Exchange Commission, such discretionary authority may not be exercised if the shareholder proponent has given the Secretary of the Company notice of such proposal prior to February 15, 2000, and certain other conditions provided for in the Commission's rules have been satisfied.

GENERAL

            The Board of Directors of the Company does not know of any other business to come before the 1999 Annual Meeting of Shareholders. If any other matters are properly brought before the meeting, however, the persons named in the accompanying proxy will vote in accordance with their best judgment.

            Expenses in connection with this solicitation of proxies will be paid by the Company. Proxies are being solicited primarily by mail, but, in addition, officers and employees of the Company, who will receive no extra compensation for their services, may solicit proxies by telephone or personal calls. The Company also will request that brokers or other nominees who hold shares of Common Stock in their names for the benefit of others forward proxy materials to, and obtain voting instructions from, the beneficial owners of such stock at the Company's expense.

            Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.


                                             By Order of the Board of Directors,

                                             /s/  Russell W. Felkey
                                             Russell W. Felkey
                                             Secretary



March 30, 1999

                                ATS MEDICAL, INC.
                               3905 ANNAPOLIS LANE
                          MINNEAPOLIS, MINNESOTA 55447

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

            The undersigned, having duly received the Notice of Annual Meeting and Proxy Statement dated March 30, 1999, appoints John H. Jungbauer and Russell
W. Felkey proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated below, all shares of common stock of ATS Medical, Inc. which the undersigned is entitled to vote at the 1999 Annual Meeting of Shareholders of ATS Medical, Inc., to be held on May 6, 1999 at the Minneapolis Club, 729 Second Avenue South, Minneapolis, Minnesota at 3:30 p.m. and any adjournment thereof.

1.    ELECTION OF DIRECTORS
      [ ]   FOR all nominees listed below (except as marked to the contrary below)
      [ ]   WITHHOLD AUTHORITY to vote for the nominees indicated below

              (INSTRUCTION: TO WITHHOLD AUTHORITY FOR ANY NOMINEE,
          STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)
         Manuel A. Villafana, Richard W. Kramp, Charles F. Cuddihy, Jr.,

                          A. Jay Graf, David L. Boehnen

2. RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.

                      [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

            (CONTINUED AND TO BE SIGNED AND DATED ON THE OTHER SIDE)

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF.

            This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted for Proposals in the discretion of the named proxies on all other matters.

            Please sign exactly as your name appears hereon. Jointly owned shares will be voted as directed if one owner signs unless another owner instructs to the contrary, in which case the shares will not be voted. If signing in a representative capacity, please indicate title and authority.


                                    Date:_________________________________, 1999


                                    ____________________________________________
                                                    SIGNATURE

                                    ____________________________________________
                                            SIGNATURE (IF HELD JOINTLY)

                                    PLEASE MARK, SIGN, DATE AND RETURN THIS
                                    PROXY CARD PROMPTLY USING THE ENCLOSED
                                    ENVELOPE